THIS DOCUMENT WHEN SIGNED CONSTITUTES A LEGALLY BINDING
CONTRACT THAT REQUIRES ARBITRATION TO RESOLVE ANY
DISPUTES BETWEEN THE PARTIES.
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (the "Agreement") entered into by and between HOUSE OF BRUSSELS CHOCOLATES, INC., ("HBSL"), a Nevada business corporation, whose principal business office is at Suite 208, 750 Terminal Avenue, Vancouver, British Columbia, Canada V6A 2M5, and WYOMING CORPORATE STRATEGIES, INC. ("CS"), a Wyoming business corporation, whose principal business office is at RR-5 Box 2996 Woodville TX, 75979.
WHEREAS, HBSL is a manufacturer and wholesaler of premium Belgium-style chocolates, whose stock is publicly traded and is listed on the Over the Counter Bulletin Board operated by the National Association of Securities Dealers, Inc.; and,
WHEREAS, CS, by its officer and consultants, has a background in Public Company Corporate Finance and Financial Public Relations and is willing to provide consulting services to HBSL relating to Investor Relations/Public Relations ("IR/PR"); and,
WHEREAS, HBSL desires to have IR/PR services provided by CS.
NOW THEREFORE, the parties agree as follows:
1.    DESCRIPTION OF SERVICES. The purpose of the engagement is for CS to provide communications consulting services to HBSL. Beginning with the date of this agreement, and during the term of this agreement, CS, by its employees, consultants and agents, shall consult and advise HBSL for Investor Relations/Public Relations purposes as HBSL may reasonably request, including advising the Company in methods to increase prospective investor awareness; shareholder values and stock liquidity. If requested by HBSL, CS may provide additional services without additional compensation, such as consulting, coordinating, and assisting HBSL regarding corporate finance; assisting and advising the Company and its outside consultants in structuring and designing financing vehicles, mergers, acquisitions, and spin-offs; advising the Company in ways to increase shareholder values and liquidity. Additionally, CS will assist the Company with Financial, Customer and Broker Relations, including introducing HBSL to Brokers and Analysts via personal contact, mail-outs, brochures, corporate filings, and other media as appropriate; assisting in the public presentation and layout of Annual and Quarterly Reports (to include assistance, if requested, drafting reports, layout, and format), assisting in drafting and disseminating Press Releases, setting up broker and shareholder meetings on an individual basis and in industry related conferences and seminars. CS may provide such services as may be appropriate to accomplish any other assignment or project which may be reasonably requested by HBSL that are within the legal capabilities of CS. CS does not hereby agree to seek, obtain or provide funds for HBSL, although it may introduce prospective investors and/or lenders to HBSL.
2. PERFORMANCE OF SERVICES.
a.    The parties hereto recognize that the performance of CS' services hereunder is highly subjective and not readily capable of objective evaluation. The personnel and manner in which the Services are to be performed and the specific hours to be worked by CS shall be determined by CS. CS shall provide such personnel and to work as many hours as may be reasonably necessary to fulfill CS' obligations under this Agreement. CS shall provide oral reports as requested, detailing all activities performed and services provided on behalf of HBSL. HBSL shall given written notice to CS if it is

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dissatisfied with the acts or failure to act by CS pursuant to this Agreement and specify what action CS should take to cure the dissatisfaction. CS shall have thirty (30) days to reasonably cure the dissatisfaction.
b.    CS shall make no representations or disclosures, whether oral or written, regarding HBSL without the consent and approval of HBSL, unless such information is then publicly available or otherwise published. CS will secure approval, regarding content, disclosures, and, representations from HBSL prior to making oral presentations or providing written documents (other than those previously published by HBSL or publicly available) to any third party or before making any changes to HBSL' Internet site.
c.    CS and HBSL recognize that CS' services will include working on various projects for HBSL, some of which may be assigned or directed by HBSL and some which CS may undertake. CS shall obtain the approval of HBSL prior to the commencement of a new project.
3. COMPENSATION. HBSL and CS seek to provide an incentive to assure CS performs hereunder; and CS is aware that HBSL presently lacks sufficient funds to pay cash compensation. Therefore, the parties have agreed that compensation hereunder shall be a form of equity in HBSL in lieu of cash compensation, and it is agreed that:
a.    HBSL will issue and deliver Two Hundred Thousand (200,000) shares of authorized, fully paid and non-assessable common stock of HBSL, $0.001 par value, to CS or its assigns and/or transferees. The parties hereby agreed that the Exchange value of the stock for this transaction, based on the restrictions, the number of shares and recent trading volume, is the average bid price of the stock for the five (5) days prior to May 3, 2003, less a discount of fifty percent (50%), or a value of Twenty Cents ($0.20 US) per share; and,
b.    HBSL will issue and deliver to CS or its assigns or transferees nominees Warrants, similar in form to that attached hereto as Exhibit "A", for a total of Eight Hundred Thousand (800,000) shares of authorized, fully paid and non-assessable common stock, $0.001 par value, having an exercise price equal to Fifty Cents (US $0.50) per share, and exercisable (the "Expiration Date") on or before 5:00 p. m. CST on May 3, 2008 (the fifth anniversary date of this Agreement.) During the term hereof, CS shall earn Sixty Six Thousand Six Hundred Sixty Six (66,666) Warrants each 90 days after the effective date of this Agreement during its term. Any Warrants earned shall be non-cancelable prior to the expiration date regardless of any Termination and HBSL will reissue Warrants to reflect the number of Warrants earned as CS may reasonably request. However, prior to the effective date of Termination as provided below, CS or its transferee(s) may exercise any Warrants regardless whether they are earned.
c.    The shares issued under Subparagraph (a) hereof or upon exercise of any Warrants authorized under Subparagraph (b) hereof shall be restricted pursuant to the provisions of Rule 144 promulgated by the Securities and Exchange Commission. If HBSL seeks registration of any stock or debt or securities with the United States Securities and Exchange Commission CS (or its assigns and transferees) shall have the right to include ("piggyback") in such registration, without contribution, charge, cost or expense for legal and accounting services incurred in such registration, any HBSL restricted shares it (or they) may own or shares they may obtain by exercise of Warrants. CS may request HBSL to seek registration of any restricted shares that it or its assigns or transferees may hold at CS' cost and expense. HBSL will cooperate with CS

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in such registration(s) and HBSL will reimburse CS its reasonable legal, accounting and out of pocket expenses that it may incur in seeking registration of the shares.
4. EXPENSE REIMBURSEMENT. HBSL will reimburse or prepay CS for the following expenses or accountable "out-of-pocket" costs:
a.    HBSL agrees that at least once each calendar year that this Agreement is in effect, it shall pay or reimburse CS for travel, lodging and meals incident for one representative to be designated by CS to travel to HBSL' Vancouver corporate headquarters, in order to consult with HBSL officers and staff and conduct due diligence investigation(s); and,
b.    Subject to its prior approval, travel, lodging and meals associated with meeting or other consultation with or on behalf of HBSL other than as provided in Subparagraph (a) above; and,
c.    Subject to its prior approval, any communication expenses, such as costs of bulk mail; certified mail; electronic dissemination (bulk faxing or bulk e-mail) or overnight delivery charges; and,
d.    Subject to its prior approval, any other incidental costs reasonably incurred by CS in performing its consulting services hereunder.
5. TERM. The term of this Agreement shall commence as of May 3, 2003, and shall terminate on April 30, 2006, unless earlier terminated as provided in Paragraph 6 for Termination For Cause.
6. TERMINATION FOR CAUSE.
A.   TERMINATION FOR CAUSE BY HBSL.
1.    In the event that CS fails to reasonably perform its obligations under this Agreement after thirty days prior written notice from HBSL or is charged with a violation of a federal or state securities or criminal statute, or breaches a material provision of this Agreement, HBSL may, in its reasonable discretion, ten (10) business days after sending written notice of the specific cause, cancel this Agreement pursuant to "Termination for Cause". Should this Agreement be terminated pursuant to this "Termination for Cause" provision, CS may seek Arbitration prior to the expiration of ten (10) business days after receipt of written notice of the specific cause of Termination or accept Termination for Cause.
2.    The Effective Date of Termination for Cause will be either: (i) the date that the Arbitration decision is issued if the Notice is upheld; or, (ii) the Eleventh (11th) business day after HBSL sends the Notice of Termination for Cause if CS does not seek Arbitration. This Agreement shall be cancelled and of no further effect on the Effective Date of Termination.
3.    If CS seeks Arbitration, it may cease performing services under this Agreement pending a decision by the Arbitration.
4.    Any Warrants not exercised or earned on or before the Effective Date of Termination for Cause, shall be canceled and no longer exercisable. If termination occurs for any reason other than "Termination For Cause" in accordance with the provisions of this Agreement, any Warrants not exercised or earned shall remain in force and effect until the Expiration Date of the Warrant.

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B.   TERMINATION FOR CAUSE BY CS.
1.    In the event that HBSL fails to perform its obligations under this Agreement, CS may, at its option, either terminate this Agreement upon ten (10) days prior written notice, in which event this Agreement shall be cancelled, the Warrants shall be deemed earned and neither party will have further obligations to the other, or CS may seek specific performance of HBSL's obligations by Arbitration.
7. CONFIDENTIALITY. CS recognizes that HBSL has and will have the following information that is not publicly known or available to the industry, that it may disclose to CS:
Trade secrets and other proprietary information regarding:
- products
- processes
- costs
- business affairs
- marketing information
(collectively, the "Proprietary Information")
which constitute valuable, special, and, unique assets of HBSL CS agrees that CS will not at any time or in any manner, either directly or indirectly, use any Proprietary Information (which is not publicly known or available to the industry) for CS' own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of HBSL. CS will protect the Proprietary Information and treat it as strictly confidential. An intentional breach of this paragraph shall be a material violation of this Agreement that may be the basis for "Termination for Cause".
8. CONFIDENTIALITY AFTER TERMINATION. For a period of two (2) years after Termination, for whatever cause, the confidentiality provisions of this Agreement shall remain in effect.
9. RELATIONSHIP OF PARTIES. It is understood and agreed by the parties that CS is an independent contractor with respect to HBSL and not an employee of HBSL. HBSL shall not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of CS or its employees, agents or consultants.
10. SERVICES TO THIRD PARTIES. The parties recognize that CS may provide consulting services to third parties; however, CS is bound by the confidentiality provisions of this Agreement and CS may not use the Information, directly or indirectly, for the benefit of third parties.
11. NON-COMPETITION AGREEMENT. Recognizing that the various items of Information are special and unique assets of HBSL, CS agrees and covenants that for a period of one year following the termination of this Agreement, whether such termination is voluntary or involuntary, CS will not directly or indirectly engage in any business competitive with HBSL. This covenant shall apply worldwide. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee or any third party that is engaged in such business, or (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of HBSL for the benefit of a third party that is engaged in such business. CS agrees that this non-compete provision will not adversely affect the livelihood of CS.

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12. DISCLOSURE. CS is required to disclose any outside activities or interests, including ownership or participation in the development of projects that conflict or may conflict with the best Interests of HBSL. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to the manufacture and/or wholesale distribution of premium Belgium-style chocolates and candles, or any activity that CS may be engaged on behalf of HBSL.
13. EMPLOYEES AND CONSULTANTS. CS usually conducts business by and through its Employees, agents and/or consultant (hereinafter referred to as a "Representative".) CS agrees that each CS representative designated to perform services pursuant to this Agreement shall be bound by the provisions of this Agreement. At the request of HBSL, CS shall provide an acknowledgement that such Representative agrees to be bound by the provisions of this Agreement as if entered into separately. If HBSL sends written notice to CS that it is not to use a designated employee or consultant, then the named person shall not be assigned to work on any matter involving HBSL.
14. INDEMNIFICATION.
a.    CS agrees to indemnify and hold HBSL harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against HBSL that result from the acts or omissions of CS, it's employees, agents and/or consultants; and,
b.    HBSL agrees to indemnify and holds harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against CS that result from the acts or omissions of HBSL, it's employees, agents and/or consultants.
15. ASSIGNMENT. CS' obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of HBSL; Provided, CS may engage employees or agents or consultants to perform such matters incident to this agreement which it may deem appropriate, and may assign or transfer to such employees or agents or consultants such amount of compensation as it deems reasonable and appropriate.
16. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:
IF for HBSL:	House Of Brussels Chocolates, Inc.
Suite 208, 750 Terminal Avenue
Vancouver, British Columbia, Canada V6A 2M5
IF for CS:	Wyoming Corporate Strategies, Inc.
Attention: Stephen P. Porcari, President
RR-5 Box 2996
Woodville, TX 75979
Either party may change its address by providing written notice to the other in the manner set forth above and such change of address shall become effective on the tenth day after delivery of the written notice.
17. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements or representations between the parties.

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18. AMENDMENT. This Agreement may be modified or amended if made in writing and signed by both parties.
19. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court or Arbitration determines that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be construed and enforced as so limited.
20. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.
21. APPLICABLE LAW. The parties hereto agree that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Texas and that in any action, special proceeding, arbitration or other legal proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Texas shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted. The parties hereto agree to waive their right to trial by jury in the event that any dispute or claim is not resolved by Arbitration.
22. AWARD OF ATTORNEY FEES AND COSTS. The prevailing party in any litigation or arbitration that may be instituted relating to this Agreement shall be awarded an amount equal to its reasonable attorney's fees and recovery of its out of pocket costs, including depositions, videography of depositions and filing fees, in bringing the litigation or arbitration.
23. CONDITIONS PRECEDENT. This Contract is Contingent upon approval of the Board of Directors of HBSL.
24. BINDING ARBITRATION. As concluded by the parties hereto, any controversy between the parties hereto involving any dispute or claim by, through or under, or the construction or application of any terms, covenants, or conditions of, this agreement, or other dispute between the parties hereto, or a party hereto and an employee or consultant of the other party, shall on the written request of one party served upon the other, be submitted to binding arbitration, and such arbitration shall comply with and be governed by the provisions of the Federal Arbitration Act ("FAA") as it may be amended; Provided, that Arbitration shall be conducted in Harris County, Texas and be conducted by the American Arbitration Association ("AAA") pursuant to its rules for commercial arbitration then in effect. The provisions of the FAA shall control, and the AAA rules shall be applied if not in conflict with provisions of the FAA. All evidence shall be subject to the Federal Rules of Civil Evidence. Unless the parties agree otherwise in writing, there will be three (3) Arbiters from lists provided by the AAA, one to be selected by HBSL and one to be selected by CS. The two selected Arbiters will select a third Arbiter who will be an attorney or former judge having been licensed for at least 5 years as an attorney in Texas; and who shall be the administrator of the panel. Each party agrees to pay half the cost of the Arbitration, and the prevailing party shall be awarded reimbursement of the costs of Arbitration it may pay.
25. COUNTERPARTS AND FACSIMILE SIGNATURE. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

Executed this the 20th day of May, 2003, but effective as of May 3, 2003.

HOUSE OF BRUSSELS CHOCOLATE, INC.		WYOMING CORPORATE
STRATEGIES, INC.

By:	/s/ L. Evan Baergen	By:	/s/ Stephen P. Porcari
L. Evan Baergen,		Stephen P. Porcari.,
President		President

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